Exhibit 99.1

Mach Natural Resources LP Reports Second Quarter 2026 Results; Declares Quarterly Cash Distribution of $0.36 Per Common Unit; Provides Updated 2026 Outlook

OKLAHOMA CITY, Oklahoma, August 6, 2026 — Mach Natural Resources LP (NYSE: MNR) (“Mach” or the “Company”) today reported financial and operating results for the three months ended June 30, 2026. The Company also announced its quarterly cash distribution and updated its full-year 2026 outlook.

Second Quarter 2026 Highlights

●	Averaged total net production of 148.9 thousand barrels of oil equivalent per day (“Mboe/d”)

●	Produced an average of 22.7 thousand barrels of oil per day (“MBbl/d”)

●	Lease operating expense of $7.21 per barrel of oil equivalent (“Boe”)

●	Reported net income and Adjusted EBITDA(1) of $98 million and $182 million, respectively

●	Generated net cash provided by operating activities of $154 million

●	Incurred total development costs of $97 million

●	Declared a quarterly cash distribution of $0.36 per common unit

Recent Highlights

●	Continued to direct capital toward oil-weighted projects in the Mid-Continent, marked by a restart of the Oswego drilling program in May of 2026

“Our quarterly results reinforce what has set Mach apart since inception,” said Tom L. Ward, Chief Executive Officer. “During the quarter, favorable oil prices allowed us to pivot capital to the development of our high-return oil opportunities sourced through years of disciplined acquisitions. Our flexibility is possible because we’ve built a durable platform of diversified inventory that will bear fruit long into the future.”

Mr. Ward continued, “As we look ahead, we will remain returns-driven. Our industry-leading cash return on capital invested demonstrates that our strategy delivers and creates long-term value for our unitholders.”

Second Quarter 2026 Financial Results

Mach reported total revenue and net income of $406 million and $98 million in the second quarter of 2026, respectively. Additionally, during the second quarter, the average realized price was $95.40 per barrel of oil, $1.93 per Mcf of natural gas, and $28.99 per barrel of natural gas liquids (“NGLs”). These prices exclude the effects of derivatives.

As of June 30, 2026, Mach had a cash balance of $41 million, and $730 million utilized under its $1.0 billion Revolving Credit Facility, leaving approximately $311 million of available liquidity.

Second Quarter 2026 Operational Results

During the second quarter of 2026, Mach achieved average oil equivalent production of 148.9 Mboe/d, which consisted of 15% oil, 69% natural gas and 16% NGLs. Also, for the second quarter of 2026, Mach’s production revenues from oil, natural gas, and NGLs sales totaled $367 million, comprised of 54% oil, 30% natural gas, and 16% NGLs.

The Company spud 9 gross (5.0 net) operated wells and brought online 6 gross (4.2 net) operated wells in the second quarter of 2026.

Mach’s lease operating expense in the second quarter of 2026 was $98 million, or $7.21 per Boe. Mach incurred $48 million, or $3.54 per Boe, of gathering and processing expenses in the second quarter of 2026. Furthermore, during the second quarter of 2026, production taxes as a percentage of oil, natural gas, and NGLs sales were approximately 5.1%, midstream operating profit was approximately $5 million, general and administrative expenses—excluding equity-based compensation of $3 million—was $7 million, and interest expense was $25 million.

In the second quarter of 2026, Mach’s total development costs were $97 million, including $80 million of upstream capital and $17 million of other capital (including midstream and land).

Distributions

Mach announced today that the board of directors of its general partner declared a quarterly cash distribution for the second quarter of 2026 of $0.36 per common unit. The quarterly cash distribution is to be paid on August 31, 2026, to common unitholders of record as of the close of trading on August 17, 2026.

2026 Outlook

Today, the Company also provided updates to its full-year 2026 guidance. As the Company shifts its focus further to oil drilling, estimated oil production increased approximately 4% at the midpoint of guidance. The reallocation of drilling capital, combined with the deferral of Mancos completions to 2027, results in a decrease to total Boe and gas production guidance.

Estimated development costs decreased due to changes in the Company’s drilling plans. Lifting costs also increased due to the change in estimated commodity mix for the full year. Additional details of Mach’s guidance are available on the Company’s website at www.machnr.com.

Conference Call and Webcast Information

Mach will host a conference call and webcast at 9:00 a.m. Central (10:00 a.m. Eastern) on Friday, August 7, 2026, to discuss its second quarter 2026 results. Participants can access the conference call by dialing 877-407-2984. A webcast link to the conference call will be provided on the Company’s website at www.ir.machnr.com. A replay will also be available on the Company’s website following the call.

1 Adjusted EBITDA is a non-GAAP financial measure. Mach has defined this measure and provided reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) at the conclusion of this press release under “Non-GAAP Financial Measures and Disclosures.”

About Mach Natural Resources LP

Mach Natural Resources LP is an independent upstream oil and gas company focused on the acquisition, development and production of oil, natural gas, and NGL reserves. The Company operates a diversified portfolio across the Anadarko, Permian and San Juan Basins. For more information, please visit www.machnr.com.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Mach Natural Resources LP

Investor Relations Contact: ir@machnr.com

Non-GAAP Financial Measures and Disclosures

This press release includes non-GAAP financial measures. Pursuant to regulatory disclosure requirements, Mach is required to reconcile non-GAAP financial measures to the related GAAP information. Reconciliations of these non-GAAP measures are provided below. Reconciliations of these non-GAAP measures, along with other financial and operational disclosures, are also within the supplemental tables that are available on the Company’s website at www.machnr.com and in the related Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

Adjusted EBITDA(1)

We include in this Quarterly Report the supplemental non-GAAP financial performance measure Adjusted EBITDA and provide our calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP. We define Adjusted EBITDA as net income before (1) interest expense, net, (2) depreciation, depletion, amortization and accretion, (3) unrealized (gain) loss on derivative instruments, (4) loss on debt extinguishment, (5) equity-based compensation expense and (6) gain (loss) on sale of assets, net.

Adjusted EBITDA is used as a supplemental financial performance measure by our management and by external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others, to more effectively evaluate our operating performance and our results of operation from period to period and against our peers without regard to financing methods, capital structure or historical cost basis. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of our operating performance. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual items. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.

Reconciliation of GAAP Financial Measure to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Net Income Reconciliation to Adjusted EBITDA:
Net income	$98,213	$89,661	$63,175	$105,547
Interest expense, net	24,250	12,097	48,413	29,514
Depreciation, depletion, amortization and accretion	98,229	67,098	196,402	130,683
Unrealized (gain) loss on derivative instruments	(41,691)	(48,551)	62,078	(6,211)
Loss on debt extinguishment	—	—	—	18,540
Equity-based compensation expense	3,413	2,103	6,962	4,215
Gain on sale of assets	(183)	(138)	(175)	(167)
Adjusted EBITDA	$182,231	$122,270	$376,855	$282,121

Cautionary Note Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Specific forward-looking statements include statements regarding the Company’s projected results of operating, financial position, growth opportunities and reserve estimates. These forward-looking statements are based on management’s current belief, based on currently available information as to the outcome and timing of future events at the time such statement was made. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These include, but are not limited to, the Company’s future financial condition, results of operations and ability to achieve the guidance provided, strategy and plans; the ability of the Company to realize anticipated synergies related to the closing of the Permian Basin and San Juan Basin transactions in the timeframe expected or at all; changes in markets and the ability of the Company to finance operations in the manner expected; commodity price volatility; the impact of epidemics, outbreaks or other public health events, and the related effects on financial markets, worldwide economic activity and our operations; uncertainties about our estimated oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; difficult and adverse conditions in the domestic and global capital and credit markets; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; lack of availability of drilling and production equipment and services; potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity risks; failure to realize expected value creation from property acquisitions and trades; access to capital and the timing of development expenditures; environmental, weather, drilling and other operating risks; regulatory changes, including potential shut-ins or production curtailments mandated by the Railroad Commission of Texas, the Oklahoma Corporation Commission and/or the Kansas Corporation Commission; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production; our ability to service our indebtedness; any downgrades in our credit ratings that could negatively impact our cost of and ability to access capital; cost inflation; the potential for significant new tariffs and their impact on global oil, natural gas and NGL markets; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and risks related to our ability to expand our business, including through the recruitment and retention of qualified personnel. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, which is on file with the SEC, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.

As a result, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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